Exhibit 99.1

REMARKS OF CARLOS P. NAUDON

PRESIDENT AND CEO

PDL COMMUNITY BANCORP AND PONCE BANK

THE 2021 ANNUAL SHAREHOLDERS’ MEETING

PDL COMMUNITY BANCORP

May 25, 2021

Fellow stockholders, directors, officers and staff members:

I thank you for attending our 2021 annual meeting.  It is my pleasure and privilege to address you and have a discussion with you this morning.

Our heartfelt condolences to our many stakeholders who suffered during a year we all would like to put firmly behind us. Today, as vaccines and stimulus roll out across our communities, we find much to hope for during 2021.  Illuminated by these rays of promise, reflection upon the past year reveals that PDL Community Bancorp and its member entities were not only ready for the unprecedented challenges, but, when pressed, became resolute leaders within our communities and among our peers.

Last year’s Shareholder Letter highlighted three key factors that prepared us to face the personal, financial and logistical challenges of the emerging Covid-19 crisis. We shared how our investment in Technological Infrastructure, Process Re-Development, and in nurturing a Culture of Innovation prepared us to respond quickly to changes triggered by the pandemic. A year later, we’re proud to report that Ponce Bank and Mortgage World Bankers not only survived the challenges brought about by Covid-19, but actually thrived as institutions while solidifying their positions as community leaders committed to supporting equally the success of all stakeholders equally. The numbers will speak for themselves, what we wish to share is a clear picture of what’s happening behind the scenes to drive our mission of community leadership forward and how this focus will continue to fuel stakeholder value during the coming years.

Since our conversion in 2017, Ponce Bank has focused inwardly, investing in technologies, modernizing processes, and focusing our company culture as an engine of change. 2020 turned out to be the year, spurred by the existential crisis faced by our communities, that we turned our attention outward.  Empowered by our new infrastructures and manifested throughout the year, we focused on: Language, Learning and Listening. These highly subjective capacities offer little in the way of quantifiable data to measure success; however, we believe that these developing capacities played a significant role in what turned out to be the most quantifiably successful year in Ponce Bank’s long history.

During 2020 we began expressing a public voice, in person and in our emails, ads, social media and letters that emphasized caring for and communicating with our communities above all. Many of our customers and people in our communities are but one small emergency away from severe financial hardship. We knew they were vulnerable and afraid, and that we had a role to play making them feel, and keeping them, safe during this extreme uncertainty. Every policy decision, from offering no-question forbearances to processing PPP loan applications as small as 450 dollars to non-customers, placed our community’s well-being first and foremost. All this was communicated in caring, simple, comforting language and much of it was done in person by our Ponce Bankers.

A shining example of our new agile-driven practices, the PonceCovidRelief.com website was created over a weekend in mid-March. It outlined our commitment to customers and community, offered information about Loan Forbearance, Loan Modifications, Community Resources and financial education centers. Most importantly, it facilitated PPP Loan Applications to customers and non-customers alike. Our #PonceCares and #PonceLove communication campaigns, launched soon thereafter, encouraged socially distant banking in support of our cash-dependent, chronically-underserved communities. Our branches remained open throughout the crisis and the Ponce Guide to Socially Distant Banking was released both in branch and via our newly developed targeted emailing capabilities. Throughout the pandemic our emails were opened by customers at staggering rates of over 36%, eclipsing industry averages that hover below 22%.

All these communications were vetted for the caring, comforting, simple-language tone embodied by our #PonceCares and #PonceLove campaigns. Write-it, share-it, live-it was the mantra as our words became actions, our actions became animating force. #PonceProud emerged spontaneously, responding to manifestos like We are Of the Community, In the Community, For the Community (Somos De la Comunidad, En la Comunidad, Para la Comunidad).  And all of our teams received gracious thanks, both personally and publicly, for the support they provided.

The net result? An increase in retail deposits of $151.4 million, a single year increase of 23.8 percent. An increase in loans of $206 million or 21.3 percent, fueled not just by the $85 million growth in PPP loans or the $25.5 million growth in microloans to consumers.  Overall, our assets increased to $1.4 billion and we gained over 25,000 new customers, many of whom came to us for PPP and microloans they were unable to get elsewhere.  Not surprisingly, they have stayed because of the incredible customer service they receive from our dedicated Ponce Bankers.

Supported by the technologies and cultures we deployed in 2019, and which featured heavily in last year’s Shareholder Letter, we were able to demonstrate the extent to which these tools and practices had turned Ponce Bank into a “learning” organization. For example, while adapting to “new normals” of working remotely, we completed our acquisition of Mortgage World Bankers, Inc. and they immediately began contributing to our bottom line, closing 249 loans and bringing a sales culture to Ponce Bank that, through its example, contributed greatly to our PPP program’s success. Our “agile powered” Salesforce Deployment and our Paperless digitization initiative, though slightly delayed by the work-from-home conditions, continued moving ahead and we have now begun full launches. Meanwhile, our Marketing team began using the Salesforce Marketing Cloud mid-year and focused on providing critical communications aimed at soothing the anxieties of our customers.  In fact, when need arose, we were able to deploy a fully automated suite of tailored emails that updated our PPP loan applicants daily based upon their changes in status during the application process virtually overnight. This liberated our branch and core PPP teams to focus on helping loans through the process, rather than simply fielding calls requesting updates in status. This allowed us to process more loans more quickly and to date we have processed approximately 2,900 loans totaling $135.0 million dollars during the second round, a remarkable increase from the first round of 957 loans for $85.3 million. Our PPP process, and how fluidly it’s been adapting and learning, demonstrated how our new infrastructure breaks down the traditional silos that exist in banking, enabling all personnel to work seamlessly together to provide the best possible customer experience.

As you’ve seen here, because our focus turned outward through the language we expressed and the iterative experimentation and learning processes we’d developed, we found ourselves empowered to LISTEN to and respond to the needs of our customers and other stakeholders. And what we heard validated the choices we’ve made over the past several years. This listening came in the form of recognition for our community efforts from many organizations. Our Executive Chairman, Steven Tsavaris, in his 30th year of service, was honored by Schneps Media at the Kings of The Bronx event; Madeline Marquez our Chief of External Affairs, was recognized by Crain’s as one of the top 100 women in banking, reportedly one of the only six minority women so recognized; Liz Macias, our Chief Technology Officer, was honored by the New York City Hispanic Chamber of Commerce; Wanda Matos, our Director of Not-for-Profit Services, was repeatedly recognized by many of the organizations she has built bridges to with Ponce Bank; Branch managers were honored on our social media channels for service above and beyond the norm; our President and CEO, Carlos Naudon was humbled to accept recognition as one of the top Socially Responsible Corporate Leaders in New York State and has been asked to share our mission and our success on a number of panels sponsored by city government, banking organizations and many not-for-profit groups. And, there is more to come.

Indeed, 2020 was a year in which we expressed our mission and our roots and for which we were amply rewarded. As we look ahead at a future glimmering with hope and yet still with much difficult work to do, we conclude with this: Words Matter. Ponce Bank has spent over 60 years tuned into the language of our neighborhoods and we’ve spent the past 5 years developing the capacity to express this language for the common good of our communities. 2020 proved to be the year we’ve been preparing for throughout our institution’s entire storied history. As we move forward, we have no doubt that 2021 and beyond will prove that our capacities for Language, Listening and Learning translate into that which every community bank and every corporate citizen should strive to be known for: Responsible Community Leadership.

We thank you for your continued participation in our future.